EX-23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to North Lily Mining Company's Retainer Stock Plan and the referenced Management Consulting Agreement of our report dated July 12, 2000 with respect to the financial statements of North Lily Mining Company as of December 31, 1997, 1998 and 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows for the four years in the period ended December 31, 1999, included in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 1999 filed with the Securities and Exchange Commission.


                                            Wheeler Wasoff, P.C.


Denver, Colorado
December 4, 2000